Cadre Capital Incorporated
910-475 Howe Street
Vancouver, British Columbia
Canada. V6C B3
email: bushwork@telus.net
Telephone: (604) 671-2245
Fax: (604) 871-0231

To: Enwin Resources Inc.
From:  Cadre Capital Inc.
Date:    August 1, 2005

RE:	Clarification of Exhibit 99.3 "Waiver of Cadre Capital" and
Exhibit "Option Agreement Amendment"

Cadre Capital Inc, hereby acknowledges per Waiver agreement dated July 21, 2003 (Exhibit 99.3 of SB2 filings) that of the $25,000 required to be spent on or before December 31, 2002 for exploration and development on the property, only $11,943 was actually spent, being less than required.  It was further agreed that the balance ($13,057) of the expenditures was to occur no later than October 15, 2003.

However, due to a further amendment dated March 11, 2004 (Exhibit 10.2 of SB2 filings), it was assumed by Cadre Capital Inc. and Enwin Resources Inc. that the balance of $13,057, was no longer required, even though it was not disclosed in the amendment dated March 11, 2004.

It is therefore agreed to by Cadre Capital Inc. that the balance of $13,057 is not required to be carried forward or applied in anyway.

Sincerely,

Andrew W. Molnar
Cadre Capital Limited.